UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MACQUARIE INFRASTRUCTURE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following communication was sent to Macquarie Infrastructure Corporation employees on June 14, 2021:

Colleagues,

This evening, Macquarie Infrastructure Corporation (“MIC”) announced the signing of a merger agreement for the sale of its MIC Hawaii businesses to Argo Infrastructure Partners (“Argo”). The transaction is expected to close in the first half of 2022, subject to approval by the Hawaii Public Utilities Commission and MIC shareholders. You can view the press release on MIC’s website.

The investment from Argo positions MIC Hawaii for continued growth, led by the existing management team. Argo has announced its support of the State of Hawaii’s goal of carbon neutrality by 2045 and is committed to the environmental leadership of the state and Hawaii Gas.

The sale marks the conclusion of MIC’s pursuit of strategic alternatives, which began in October 2019. You will recall that in addition to today’s announcement, MIC completed the sale of IMTT in December 2020 and announced the sale of Atlantic Aviation last week, which we expect to close in the fourth quarter of 2021.

I want to extend my personal thanks to each of you for your hard work and dedication, particularly as we have navigated the businesses through COVID-19. The successful outcome of MIC’s pursuit of strategic alternatives proves just how resilient and valuable the businesses are to long-term investors, and we are excited to see successful continued growth at both Atlantic Aviation and MIC Hawaii under their new owners.

I encourage you to visit MIC’s Investor Center to view more information about the announcement. As a general reminder, only authorized individuals are approved to talk externally on the transaction; should you receive any questions, please send them to mic@macquarie.com.

Regards,

Christopher Frost
Chief Executive Officer

The following communication was sent to Hawaii Gas employees on June 14, 2021:

Dear HG 'Ohana,

It was announced today that Macquarie Infrastructure Corporation (MIC) has signed an agreement to sell Hawaii Gas to Argo Infrastructure Partners, LP (Argo), a private investor in infrastructure and utilities. The sale is subject to approval by the Hawaii Public Utilities Commission (HPUC) and other customary conditions and is expected to close in the first half of 2022.

We appreciate MIC’s stewardship of Hawaii Gas over the past 15 years and its commitment to our community. Under MIC’s ownership, Hawaii Gas introduced renewable natural gas into its utility system, in particular financing the Honouliuli wastewater treatment plant RNG facility and helped develop our clean energy plan in line with the state’s renewable and carbon neutrality goals.

Argo’s values and ways of working, culture, dedication to customer service and desire to improve the environment are well aligned with ours. As evidence of that, you should know that Hawaii Gas employees and customers will not be affected by the change of ownership. The sale will involve:

•	No changes in wages or benefits

•	No changes in headcount

•	No changes in union representation

•	No changes to our offices or facilities

Our work to create a more affordable, resilient, and clean energy future for our community will continue without missing a beat. In addition, Alicia and her leadership team will continue to manage the business.

Argo Supports Hawaii Gas’ Plans and Is Committed to Hawaii

Our plans to supply renewable natural gas and support the state’s goal of carbon neutrality by 2045 will remain in place. Argo’s focus on responsible investing and sustainability are expected to enhance our ability to achieve these plans. Argo’s desire to work with Hawaii Gas is recognition that we and the state of

Hawaii are leading the way in the effort to combat global climate change. It is your hard work that earned us this recognition.

Argo owns utilities and infrastructure businesses on the mainland and views them as long-term investments, which is the way they view their investment in Hawaii Gas. Argo supports our work with our renewable and clean energy partners and is looking forward to supporting our efforts to work with them.

Argo intends to be an active corporate citizen and is supportive of Hawaii Gas’ philanthropic activities. A qualified resident of Hawaii is expected to join Argo’s board of directors such that our culture and values are represented there. Argo is committed not just to Hawaii Gas but also to Hawaii.

Questions From Family and Friends

As we seek HPUC approval for the sale, individuals and organizations may try to influence the outcome of the process for their own ends. These efforts could generate news coverage and comments on social media, some of which may be inaccurate.

If you respond to questions from friends, family members or others, we’d like you to keep two thoughts in mind:

1.	Hawaii Gas aims to conduct business in a way that is fair and supportive of its employees, customers and local communities. We are working hard to help the state meet its carbon neutrality goal, in part by researching new technologies and collaborating with partners who can help us continue to reduce our environmental impact. As we evolve, we must do so in a way our customers can afford.

2.	Argo is an investment manager with a strong and proven commitment to responsible investing and fully supports our state’s carbon neutrality goals. Hawaii Gas would be hard pressed to find an owner with stronger environmental credentials than Argo.

We feel that this is a change with no downsides and one you can have confidence in. We will keep you informed of any major developments as the approval process unfolds.

Thank you for you support,

Christopher Frost	Alicia Moy

Chief Executive Officer	President & Chief Executive Officer

Macquarie Infrastructure Corporation	Hawaii Gas

The following press release was sent by Hawaii Gas on June 14, 2021:

Honolulu, Hawaii – June 14, 2021 – Hawaii Gas, the state’s only franchised gas utility and largest propane distribution business, will be acquired by Argo Infrastructure Partners, LP (“Argo”), an investor in utility infrastructure with a longstanding track record of sustainable investing. The transaction is expected to close in the first half of 2022, subject to approval by the Hawaii Public Utilities Commission and other customary conditions.

“Argo seeks to invest in well-managed utilities that are moving us toward a sustainable future,” said Richard Klapow, managing director for the firm. “We fully support the State of Hawaii’s goal of carbon neutrality by 2045 and Hawaii Gas’ contributions to this goal, while continuing to provide safe and reliable energy services to residents and businesses. We are firmly committed to the environmental leadership of the state and Hawaii Gas.”

“We believe that the change of ownership will be seamless for our commercial and residential customers, since neither our regulated rates nor daily operations will be affected,” said Alicia Moy, president and CEO of Hawaii Gas. “I’m pleased that Argo has expressed strong support for the utility’s efforts to increase its renewable and zero-carbon emission energy sources, such as hydrogen, and for its support of our clean energy plan.”

Hawaii Gas’ employee count, wages and union relationship will not be affected by the acquisition. The company’s headquarters location, management team, and Hawaii-based directors will also remain in place. Hawaii Gas’ other, smaller clean energy businesses, including the Waihonu Solar Farm, will also be acquired by Argo.

Argo will appoint a qualified resident of Hawaii to its board of directors so that the State’s views and culture are fully understood, considered and continued under Argo’s ownership.

About Argo Infrastructure Partners, LP

Argo is an independent infrastructure investment firm with a focus on utilities and other high-quality, long-duration infrastructure assets. Argo currently has ~$5 billion of assets under management in 14 infrastructure assets and businesses in North America. Argo’s investment philosophy aims to couple sound investment return with responsible and sustainable investing. This includes integrating environmental, social, and governance (ESG) best practices into asset selection and ongoing asset management processes and providing detailed reporting to investors and stakeholders on ESG performance. Argo participates in GRESB, a global ESG benchmark for real assets as well as membership in both the GIIA (Global Infrastructure Investor Association) and the LTIIA (Long Term Infrastructure Investors Association).

About Hawaii Gas

Hawai‘i Gas is the only government-franchised, full-service gas company manufacturing and distributing gas in Hawai‘i. Hawai‘i Gas manufactures synthetic natural gas, or SNG, and renewable natural gas, or RNG, for its utility customers on O‘ahu, and distributes liquefied petroleum gas, or LPG (propane), to utility, tank and bottled gas customers throughout the state’s six primary islands. It also produces RNG at their award winning, Honouliuli Wastewater Treatment Plant on O‘ahu. Hawai‘i Gas is a wholly owned indirect subsidiary of Macquarie Infrastructure Corporation (MIC). For more information, visit HawaiiGas.com.

Important Information For Investors And Stockholders

In connection with the proposed transaction, Macquarie Infrastructure Corporation (the “Company”) intends to file a proxy statement with the Securities and Exchange Commission (“SEC”), the definitive version of which will be mailed to stockholders of the Company. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders are able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the website maintained by the SEC at https://www.sec.gov. Copies of the documents filed with the SEC by the Company will also be available free of charge on the Company website at www.macquarie.com/mic or by writing to us at 125 West 55th Street, New York, New York 10019, United States of America, Attention: Investor Relations.

Certain Information Regarding Participants

The Company and its directors and executive officers may be considered participants in the solicitation of proxies in connection with the merger. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 17, 2021, and its definitive proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on March 29, 2021. Other information regarding the participants of the Company in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the transaction when they become available.

Disclaimer on Forward Looking Statements

This communication contains forward-looking statements. The Company may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially” or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements include, among others, those concerning the Company’s expected financial performance and strategic and operational plans, statements regarding potential sales of the Company’s operating businesses (including the Company’s proposed reorganization) and the anticipated uses of any proceeds therefrom, statements regarding the anticipated specific and overall impacts of the COVID-19 pandemic, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements in this communication are subject to a number of risks and uncertainties, some of which are beyond the Company’s control, including, among other things: changes in general economic or business conditions; the ongoing impact of the COVID-19 pandemic; the Company’s ability to complete the sale of the Company or its operating businesses on favorable terms; the Company’s ability to service, comply with the terms of and refinance debt; its ability to retain or replace qualified employees; in the absence of a sale or sales of its businesses, its ability to complete growth projects, deploy growth capital and manage growth, make and finance future acquisitions and implement its strategy; the regulatory environment; demographic trends; the political environment; the economy, tourism, construction and transportation costs; air travel; environmental costs and risks; fuel and gas and other commodity costs; the Company’s ability to recover increases in costs from customers; cybersecurity risks; work interruptions or other labor stoppages; risks associated with acquisitions or dispositions; litigation risks; reliance on sole or limited source suppliers, risks or conflicts of interests involving the Company’s relationship with the Macquarie Group; and changes in U.S. federal tax law. These and other risks and uncertainties are described under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its other reports filed from time to time with the SEC.

The Company’s actual results, performance, prospects, or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which the Company is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties, and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this communication may not occur. These forward-looking statements are made as of the date of this communication. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.